Exhibit 10.1

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is made by and between Camillo Martino (“Consultant”), on the one hand, Magnachip Semiconductor Corporation, a Delaware corporation (“Parent”) (Parent and each of its affiliates that may engage Consultant from time to time, including any and all successors thereto, the “Company”), on the other hand, on September 30, 2025. The Company and Consultant are referred to herein collectively as the “Parties,” and individually, each as a “Party.”

WHEREAS, the Company desires to retain Consultant for consulting services in connection with the business affairs of the Company, on a non-exclusive basis, and Consultant is willing to undertake to provide such services as hereinafter fully set forth:

WITNESSETH

NOW THEREFORE, the Company hereby engages Consultant, and Consultant hereby accept such engagement, as an independent contractor to provide certain services to the Company on the terms and conditions set forth in this Agreement. The Parties agree as follows:

1. Initial Term. This Agreement shall commence retroactively effective as of August 11, 2025 (the “Effective Date”) and continue until the earlier of (i) one year from the Effective Date and (ii) the date Parent retains a new Chief Executive Officer and such Chief Executive Officer commences employment with Parent or as otherwise agreed by the Parties in writing and unless otherwise earlier terminated earlier in accordance with Section 7 (the “Term”). Any extension of the Term will be subject to mutual written agreement between the Parties.

2. Nature of Services. Consultant shall render to the Company the services set forth on Exhibit A attached hereto (the “Services”) during the Term. Consultant shall report directly to the Board of Directors (the “Board”) of Parent, and shall devote his best efforts and full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company.

3. Responsibilities of the Company: The Company shall provide Consultant with access to all of the Company’s materials, information and systems consistent with his responsibilities to perform the Services in a timely manner to the extent necessary or advisable to perform the Services. In addition, executive officers and directors of the Company shall make themselves available for personal consultations with Consultant, subject to reasonable prior notice, pursuant to the request of Consultant and as would generally be available to the principal executive officer of a similarly-situated U.S. public company.

4. Representations of Consultant. Consultant hereby represents to the Company that Consultant (i) is under no obligation or arrangement (including any restrictive covenants with any prior employer or any other entity) that would prevent Consultant from providing consulting services to the Company or that would adversely impact Consultant’s ability to perform the expected services for the Company; (ii) shall perform all Services hereunder in a competent and professional manner and shall devote sufficient resources to ensure that the Services are performed in a timely and reliable manner; (iii) agrees to abide by and comply with all requests from the Board with respect to the performance of the Services hereunder; and (iv) agrees to comply with all applicable laws, regulations and rules which may be in effect during the term of this Agreement as it concerns the subject matter of this Agreement.

5. Compensation. As the only consideration due to Consultant regarding the subject matter of this Agreement, the Company will pay Consultant in accordance with Exhibit A.

6. Expenses. The Company shall also reimburse Consultant for actual out-of-pocket and reasonably documented expenses including, but not limited to, travel, meals and entertainment, incurred by Consultant and in connection with the performance by Consultant of Consultant’s duties hereunder in accordance with the Company’s policies for similarly situated executive officers of the Company.

7. Termination. Either Party may terminate the Agreement at any time upon 30 calendar days’ advance written notice to the other Party; provided that the Board may terminate the Services immediately without prior notice by paying the Consultant an amount equal to the fees that would have accrued during the thirty (30) day notice period (“Payment in Lieu of Notice”). The Company shall pay Consultant on a pro-rata basis any fees then due and payable for any Services completed up to and including the effective date of such termination. For the avoidance of doubt, such Payment in Lieu of Notice shall be deemed to constitute fees for Services performed during the corresponding notice period and shall be included in the calculation of any pro-rata fees payable for Services performed up to and including the effective date of termination. Upon termination of the Term for any reason, Consultant shall return immediately to the Company all documents, property, and other records of the Company, and all copies thereof, within Consultant’s possession, custody or control. If either Party breaches a material provision of this Agreement, the other party may terminate this Agreement upon five (5) days’ notice, unless the breach is cured within the notice period.

8. No Effect on Status as Director. Nothing in this Agreement shall have any effect on the Consultant’s status, legal obligation or authority as a director or Chairman of the Board of Parent; provided, that the Consultant acknowledges and agrees that during the Term, he is not entitled to any compensation under Parent’s Director Compensation Policy.

9. Indemnification. The Parties shall defend, indemnify, and hold each other and their respective affiliates, and their respective officers, directors, employees, agents and controlling persons (the Parties and each such other persons and entities being an “Indemnified Party” for the purposes of this section) harmless from and against any and all losses, claims, damages, liabilities, costs and expenses (including but not limited to reasonable attorneys’ fees and costs) incurred by the Indemnified Party as a result of any claim, judgment or proceeding against the Indemnified Party arising out of: (a) the other Party’s breach of any representation, warranty or obligation under this Agreement; and (b) bodily injury, death of any person or damage to real or tangible, personal property resulting from the other Party’s acts or omissions; provided that, the other Party shall not be liable for any of the foregoing to the extent arising from gross negligence or willful misconduct on the part of the Indemnified Party. The Indemnified Party shall promptly notify the Party from which it is seeking indemnification, in writing, of any such loss, claim, damage or liability as it is incurred and provide such Party with the opportunity to defend against or settle such matter with counsel of its choice. Any Party against whom indemnification may be sought shall not be liable to indemnify or provide contribution for any settlement effected without such Party’s prior written consent. The Company may satisfy such indemnity (in whole or in part) by way of deduction from any payment due to Consultant.

10. Ownership Rights; Proprietary Information; Publicity.

(a) The Company shall own all right, title and interest (including all intellectual property rights of any sort throughout the world) relating to any and all inventions, works of authorship, designs, know-how, ideas and information made or conceived or reduced to practice, in whole or in part, by or for or on behalf of Consultant during the term of this Agreement that relate to the subject matter of or arise out of or in connection with the Services or any Proprietary Information (as defined below) (collectively, “Inventions”) and Consultant will promptly disclose and provide all Inventions to the Company. Consultant hereby makes all assignments necessary to accomplish the foregoing ownership. Consultant shall assist the Company, at the Company’s expense, to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce and defend any rights assigned. Consultant hereby irrevocably designates and appoints the Company as its agents and attorneys-in-fact, coupled with an interest, to act for and on Consultant’s behalf to execute and file any document and to do all other lawfully permitted acts to further the foregoing with the same legal force and effect as if executed by Consultant and all other creators or owners of the applicable Invention.

(b) Consultant agrees that all Inventions and all other business, technical and financial information (including, without limitation, the identity of and information relating to customers or employees) developed, learned or obtained by or on behalf of Consultant during the period that Consultant is to be providing the Services that relate to the Company or the business or demonstrably anticipated business of the Company or in connection with the Services or that are received by or for the Company in confidence, constitute “Proprietary Information.” Consultant shall hold in confidence and not disclose or, except in performing the Services, use any Proprietary Information. However, Consultant shall not be obligated under this paragraph with respect to information Consultant can document is or becomes readily publicly available without restriction through no fault of Consultant. Upon termination or as otherwise requested by the Company, Consultant will promptly provide to the Company all items and copies containing or embodying Proprietary Information, except that Consultant may keep its personal copies of its compensation records and this Agreement. Consultant also recognizes and agrees that Consultant has no expectation of privacy with respect to the Company’s telecommunications, networking or information processing systems (including, without limitation, stored computer files, email messages and voice messages) and that Consultant’s activity, and any files or messages, on or using any of those systems may be monitored at any time without notice.

(c) As additional protection for Proprietary Information, to the extent permitted under applicable law, Consultant agrees that during the period over which it is to be providing the Services (i) Consultant will not directly or indirectly encourage or solicit any employee or consultant of the Company to leave the Company for any reason and (ii) Consultant will not engage in any activity that is in any way competitive with the business or demonstrably anticipated business of the Company, and Consultant will not assist any other person or organization in competing or in preparing to compete with any business or demonstrably anticipated business of the Company. Without limiting the foregoing, Consultant may perform services for other persons, provided that such services do not represent a conflict of interest or a breach of Consultant’s obligation under this Agreement or otherwise.

(d) To the extent allowed by law, Section 10(a) and any license granted the Company hereunder includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like (collectively, “Moral Rights”). Furthermore, Consultant agrees that notwithstanding any rights of publicity, privacy or otherwise (whether or not statutory) anywhere in the world, and without any further compensation, the Company may and is hereby authorized to (and to allow others to) use Consultant’s name in connection with promotion of its business, products or services. To the extent any of the foregoing is ineffective under applicable law, Consultant hereby provides any and all ratifications and consents necessary to accomplish the purposes of the foregoing to the extent possible and agrees not to assert any Moral Rights with respect thereto. Consultant will confirm any such ratifications and consents from time to time as requested by the Company. If any other person is in any way involved in any Services, Consultant will obtain the foregoing ratifications, consents and authorizations from such person for the Company’s exclusive benefit.

(e) If any part of the Services or Inventions or information provided hereunder is based on, incorporates, or is an improvement or derivative of, or cannot be reasonably and fully made, used, reproduced, distributed and otherwise exploited without using or violating technology or intellectual property rights owned by or licensed to Consultant (or any person involved in the Services) and not assigned hereunder, Consultant hereby grants the Company and its successors a perpetual, irrevocable, worldwide royalty-free, non-exclusive, sublicensable right and license to exploit and exercise all such technology and intellectual property rights in support of the Company’s exercise or exploitation of the Services, Inventions, other work or information performed or provided hereunder, or any assigned rights (including any modifications, improvements and derivatives of any of them).

11. Relationship of the Parties. Consultant is an independent contractor of the Company, and this Agreement shall not be construed to create any association, partnership, joint venture, employment, or agency relationship between Consultant and the Company for any purpose. Consultant is solely responsible for all taxes, withholdings and other statutory, regulatory or contractual obligations of any sort relating to Consultant’s compensation hereunder (including, but not limited to, those relating to workers’ compensation, disability insurance, Social Security, unemployment compensation coverage and income taxes), and, except as set forth in this Agreement, is not entitled to participate in any employee benefit plans, fringe benefit programs, group insurance arrangements or similar programs of the Company. This Agreement and the Services contemplated hereunder are personal to Consultant and Consultant shall not have the right or ability to assign, transfer or subcontract any rights or obligations under this Agreement without the written consent of the Company. Any attempt to do so shall be void.

12. Notice. All notices under this Agreement shall be in writing and shall be deemed given when personally delivered, or three days after being sent by prepaid certified or registered U.S. mail to the address of the party to be noticed as set forth herein or to such other address as such party last provided to the other by written notice.

13. Miscellaneous.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of laws provisions thereof. In any action or proceeding to enforce rights under this Agreement, the prevailing party will be entitled to recover costs and attorneys’ fees. Headings herein are for convenience of reference only and shall in no way affect interpretation of the Agreement.

(b) Any breach of Section 10 will cause irreparable harm to the Company for which damages would not be an adequate remedy, and therefore, the Company will be entitled to injunctive relief with respect thereto in addition to any other remedies. The failure of either Party to enforce its rights under this Agreement at any time for any period shall not be construed as a waiver of such rights. No changes or modifications or waivers to this Agreement will be effective unless in writing and signed by both parties. In the event that any provision of this Agreement shall be determined to be illegal or unenforceable, that provision will be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.

14. Complete Agreement: This Agreement contains the entire Agreement between the Parties with respect to the contents hereof, and supersedes all prior and contemporaneous agreements and understandings between the Parties with the respect to such matters, whether written or oral, except for Parent’s standard indemnification agreement between the Company and Consultant consistent with those entered into with its directors and officers and any other agreement, right or understanding related to the Consultant’s service as a director of Parent in existence on the Effective Date. This Agreement may be amended, modified, or supplemented only by an agreement in writing signed by each Party, and any of the terms thereof may be waived, only by a written document signed by each Party or, in the case of waiver, by the Party or Parties waiving compliance.

15. Counterparts: This Agreement may be executed in two or more counterparts and by electronic or facsimile signature, each of which shall be deemed an original and all of which shall constitute one Agreement.

16. Survival: Any termination of this Agreement shall not, however, affect the on-going provisions of this Agreement which shall survive such termination in accordance with their terms.

17. Defend Trade Secrets Act of 2016; Other Notices. Consultant understands that pursuant to the federal Defend Trade Secrets Act of 2016, Consultant shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Consultant further understands that nothing contained in this Agreement limits Consultant’s ability to communicate with any federal, state or local governmental agency or commission, including to provide documents or other information, without notice to the Company.

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MAGNACHIP SEMICONDUCTOR CORPORATION

By:	/s/ Shin Young Park
Name: Shin Young Park
Title: Chief Financial Officer
Date: September 30, 2025

CONSULTANT

By:	/s/ Camillo Martino
Name:	Camillo Martino
Date:	September 30, 2025

Address: [****]

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EXHIBIT A

Services

Consultant’s “Services” under the Consulting Agreement shall include the following services to Parent: Consultant shall serve as Parent’s Interim Chief Executive Officer, with such duties, authorities and responsibilities commensurate with that of principal executive officers of public companies of comparable size and such other duties, responsibilities and authorities, not inconsistent with Consultant’s position, assigned to Consultant by the Board.

Compensation from Parent

As compensation for the Services and the rights granted to Parent under this Agreement, the total cash compensation from Parent to Consultant during the Term shall be $387,504, payable by Parent in monthly installments in such amounts as to be further communicated to Consultant in writing. Consultant will receive an Internal Revenue Service Form 1099 from Parent, and shall be solely responsible for all federal, state, and local taxes.

In addition, subject to the approval of the Board as well as the terms and conditions of Parent’s 2020 Equity and Incentive Compensation Plan (as amended from time to time, the “Plan”) and the restricted stock unit award agreement provided to Consultant by Parent (the “Award Agreement”), Consultant has been granted 105,484 restricted stock units (the “RSU Award”) of the Parent, which reflects a reduction of 53,247 RSUs previously granted to Consultant on July 1, 2025 in connection with his service as a director during the 2025-2026 term. The RSUs shall vest in full on August 11, 2026, subject to the terms set forth in the Plan and the Award Agreement.

Notwithstanding anything to the contrary set forth herein or in the Plan or the Award Agreement, subject to Consultant’s continuous Service (as defined in the Plan) to the Company through the consummation of a Change in Control (as defined in the Plan), the RSUs shall become fully vested and nonforfeitable upon the consummation of a Change in Control.

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